EXHIBIT 99.1


                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE
---------------------                         Contacts:  John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000




 WERNER ENTERPRISES REPORTS FOURTH QUARTER 2007 AND ANNUAL 2007 REVENUES
                              AND EARNINGS

Omaha, Nebraska, January 23, 2008:
---------------------------------

     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2007.

     Revenues increased 1% to $525.7 million in fourth quarter 2007 compared to $518.4 million in fourth quarter 2006. Revenues, excluding fuel surcharges, decreased 4% to $435.0 million in fourth quarter 2007 compared to $453.8 million in fourth quarter 2006. Earnings per share declined 30% to $.22 per share in fourth quarter 2007 compared to $.31 per share in fourth quarter 2006. Fourth quarter 2007 earnings per share included a $.06 per share charge for the anticipated settlement of an income tax matter, which increased the Company's effective income tax rate to 55% for fourth quarter 2007. Excluding this item, earnings per share declined 13% in fourth quarter 2007 compared to fourth quarter 2006.

     For the full year, revenues decreased slightly to $2.071 billion in 2007 compared to $2.081 billion in 2006. Revenues, excluding fuel surcharges, decreased 1% to $1.769 billion in 2007 compared to $1.794 billion in 2006. Earnings per share declined 18% to $1.02 in 2007 compared to $1.25 in 2006.

     Continued freight demand softness and the temporary increase in the supply of trucks caused by the industry truck pre-buy made for extremely challenging freight market conditions during fourth quarter 2007. Load counts for our Van Network of non-dedicated fleet trucks were lower almost every week in October, November, and December of 2007 compared to the same weeks of the previous four years. So far in January 2008 compared to the same period in January 2007, load counts are approximately equal to levels a year ago for the Regional and Expedited fleets, but are weaker, and are continuing to weaken, for the reduced-sized, medium-to-long-haul Van fleet. Significantly higher fuel prices had a $.05 per share negative impact on earnings in fourth quarter 2007 compared to fourth quarter 2006 and a $.09 per share negative impact on earnings in 2007 compared to 2006.

     In mid-March 2007 we began reducing our medium-to-long-haul Van fleet by 250 trucks, or about 8% of total medium-to-long-haul Van solo driver trucks, to better match freight and trucks and to improve profitability. By the latter part of April 2007, this initial goal was achieved, but we had not yet achieved the desired balance of trucks and freight. As a result, we decided to further reduce our medium-to-long-haul Van fleet by an additional 400 trucks, which we completed by the end of June 2007. During second quarter 2007, we were able to transfer a portion of our medium-to-long-haul Van fleet trucks to other more profitable fleets. The net impact to our total fleet was an approximate 500-truck reduction from mid-March 2007 to the end of June 2007. Beginning in the second week of November 2007, we reduced our medium-to-long-haul Van fleet by an additional 100 trucks due to further weakness in the Van market. This resulted in a cumulative 750-truck reduction of our medium-to-long-haul Van fleet from mid-March 2007 to December 2007.

     The year 2007 proved to be extremely challenging for the trucking industry and Werner Enterprises, as the downturn in the housing sector and the increased truck capacity that resulted from the 2007 truck pre-buy were among several key factors that contributed to a soft freight market. As we summarize the impact of these 2007 freight trends on our business, it is important to note that we do not intend to describe freight volumes for the industry as a whole, but rather comment on the trends that Werner Enterprises has experienced within our own various asset-based divisions.

     By far, the most challenged of our asset-based divisions in 2007 was our medium-to-long-haul Van fleet, which is our irregular route, 48-state, solo driver fleet. While the current weakness in freight volumes can be attributed to recent trends, freight volumes over the past decade in the medium-to-long-haul Van fleet have been affected by:

  * The continuing decline in length of haul due to the regionalization of freight by the large box retailers.
  * The rapid growth of imported products shipped through ports using ocean containers that carry goods intact into the domestic U.S. Although a very high percentage of these ocean containers are currently transported empty back to the ports, this cost structure is beginning to change as railroad and ocean carrier contracts are renewed. This change could lead to more transload opportunities from the ports if freight shifts away from intact container shipments to truckload trailer shipments.
  *  Growth within the Intermodal sector.

     Because of these longer and shorter-term trends, the relative size of our medium-to-long-haul Van fleet has changed over the past 10 years. Our medium-to-long-haul Van fleet was approximately 58% (3,100 trucks) of our total fleet in December 1997. After the fleet downsizing in
November, our medium-to-long-haul Van fleet has 2,250 trucks, or approximately 27% of our total fleet.

     After taking into account the 2007 fleet reductions, our medium-to-long-haul Van fleet's pre-book percentages (loads to trucks) during fourth quarter 2007 tracked at levels comparable to fourth quarter 2006. While it remains difficult to earn an adequate rate of return on assets and operating margin measured solely on its own, the value of the medium-to-long-haul Van fleet to Werner Enterprises is greater than the sum of its parts.

     Our Regional fleets (shorter length of haul van capacity based in five specific geographic regions) rely on our medium-to-long-haul Van fleet freight base for additional volumes, equipment maintenance routing, equipment replacement cycles, and weekend mileage production. Freight volumes in our Regional fleets gradually improved during 2007, as we developed business in our regional markets with partner customers to support the approximately 20% fleet growth that occurred during fourth quarter 2006. Some of the earlier weakness at the beginning of 2007 can be attributed to that fleet growth. Our Regional fleet's pre-book percentages generally tracked above fourth quarter 2006 levels during fourth quarter 2007.

     Our Expedited "Team Werner" fleet (longer-haul, time-sensitive, team driver service) also relies on our medium-to-long-haul Van fleet for pre-staging of expedited shipments, repositioning team trucks into critical team lanes, and utilizing our medium-to-long-haul Van freight base to help smooth their freight volumes. Our Expedited division experienced 18% growth during 2007. Our Expedited division's pre-book percentages consistently exceeded 2006 levels during 2007.

     Our Dedicated fleet, which can be described as contracted capacity (assets under contract for the sole purpose and use of the customer), also relies on our medium-to-long-haul Van fleet for flex trucks and surge capacity for our dedicated customers. Our medium-to-long-haul Van fleet has the ability to rapidly place hundreds of trucks in a geographic region to meet the needs of dedicated customers. Our Dedicated fleet also relies on our medium-to-long-haul Van freight base to fill backhaul lanes, thereby limiting empty miles and reducing costs for our dedicated customers. Our Dedicated fleets are sized to operate at minimum capacity needs for our dedicated customers and utilize our medium-to-long-haul Van capacity to meet their freight volume fluctuations throughout the year. While our Dedicated fleets continue to operate as they were designed, our Dedicated customers had less need for flex capacity during 2007.

     The driver market remained challenging, but was not as difficult in fourth quarter 2007 as in fourth quarter 2006. The weakness in the construction market and the medium-to-long-haul Van fleet reduction contributed favorably to our driver recruiting and retention efforts in fourth quarter 2007.

     Our wholly-owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $3.6 million in fourth quarter 2007 from $6.9 million in fourth quarter 2006. Due to the weak freight market and high fuel prices, Fleet Truck Sales demand softened in fourth quarter 2007. This is expected to continue for at least the first half of 2008, which will likely have a continued negative impact on the amount of our gains on sales. In fourth quarter 2007, we continued to sell our oldest van trailers that are fully depreciated, replacing them with new trailers, and expect to continue doing so in 2008. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     Average fuel cost per gallon (excluding fuel taxes) in fourth quarter 2007 increased 72 cents, or 37%, compared to fourth quarter 2006. The average price per gallon was 62 cents higher in October 2007 than October 2006, was 84 cents higher in November 2007 than November 2006, and was 70 cents higher in December 2007 than December 2006. On a sequential basis, average fuel prices increased 33 cents per gallon from third quarter 2007 to fourth quarter 2007 while fuel prices decreased 32 cents per gallon from third quarter 2006 to fourth quarter 2006. For the first 22 days of January 2008 compared to the same period in January 2007, average fuel cost increased 89 cents per gallon.

     Assuming 5 billable miles per gallon, the fuel cost increase in fourth quarter 2007 compared to fourth quarter 2006 was 14 cents per mile. We have historically been successful recouping approximately 80% of fuel cost increases through our fuel surcharge program. The remaining 20% difference is caused by the impact of operational costs such as truck idling, empty miles, out-of-route miles, and the government mandated conversion to ultra-low sulfur diesel fuel. In the past, we met with our customers to obtain recovery for this shortfall in base rates per mile. However, with the current weaker freight market, we have been unable to recover this shortfall in base rates. As a result, increases in the cost of fuel are expected to continue to impact our earnings per share until such time as freight market conditions allow us to recover this shortfall from customers. We are continuing to take actions to aggressively manage the controllable aspects of our fuel costs.

     The ongoing diversification of our service offerings to Dedicated (35% of revenues), Mexico and Canada international truckload revenues (9% of revenues) and logistics through our Value Added Services division (11% of revenues) helped soften the impact of a less favorable freight market in fourth quarter 2007, while providing increased service offerings to our customers. We intend to continue to diversify and grow Dedicated, International truckload and Value Added Services.

     To provide shippers with additional sources of managed capacity and network analysis, we are growing our non-asset based Value Added Services (VAS) division. VAS includes brokerage, freight transportation management, intermodal, and Werner Global Logistics.


Value Added Services (amounts in 000's)          4Q07                 4Q06
---------------------------------------   ----------------      ----------------
Revenues                                  $58,190   100.0%      $69,585   100.0%
Rent and purchased transportation
  expense                                  49,467    85.0        62,832    90.3
                                          -------               -------
Gross margin                                8,723    15.0         6,753     9.7
Other operating expenses                    5,883    10.1         5,058     7.3
                                          -------               -------
Operating income                           $2,840     4.9        $1,695     2.4
                                          =======               =======


                                                2007                  2006
                                         -----------------     -----------------
Revenues                                 $258,433   100.0%     $265,968   100.0%
Rent and purchased transportation
  expense                                 224,667    86.9       240,800    90.5
                                         --------              --------
Gross margin                               33,766    13.1        25,168     9.5
Other operating expenses                   21,348     8.3        17,747     6.7
                                         --------              --------
Operating income                          $12,418     4.8        $7,421     2.8
                                         ========              ========


     VAS had a 16% decline in reported revenues (as explained below), 29% gross margin growth, and 68% operating income growth in fourth quarter 2007 compared to fourth quarter 2006. Beginning in third quarter 2007, we negotiated with a large VAS customer a structural change to their continuing arrangement that resulted in a reduction in VAS revenues and VAS rent and purchased transportation expense of $20.0 million from third quarter 2006 to third quarter 2007 and $18.5 million from fourth quarter 2006 to fourth quarter 2007. This change had no impact on the dollar amount of VAS gross margin or operating income. Excluding the affected revenues for this customer, VAS revenues grew 14% in fourth quarter 2007 compared to fourth quarter 2006 and grew 13% in 2007 compared to 2006.

     Brokerage continued to produce strong results with 25% revenue growth and improved gross margins from fourth quarter 2006 to fourth quarter 2007. Freight Management, our single source logistics solution, successfully distributed freight to other operating divisions and continues to secure new customer business awards that are generating additional freight opportunities across all company business units. Both the Brokerage and Freight Management divisions benefit from the medium-to-long-haul Van fleet as (1) their customer relationships help generate freight brokerage opportunities and (2) since we are an asset-backed logistics provider, our medium-to-long-haul Van fleet is a truck capacity resource that is used by Brokerage and Freight Management if they are unable to obtain a qualified third party carrier to handle a committed shipment. Intermodal revenues declined by design, but continued to produce significant operating income improvement as we benefited from intermodal strategy changes that we began implementing during the latter part of 2006. In November 2007, Werner Dedicated Services and Werner Value Added Services were recognized by Logistics Quarterly as one of "North America's Top Third Party Logistics Providers."

     Through our Werner Global Logistics (WGL) affiliates and subsidiaries, we are actively assisting customers with innovative global supply chain solutions. Customer development efforts are progressing. WGL continues to produce several new and meaningful customer business awards. Werner, through its subsidiaries and affiliates, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, a TSA approved Indirect Air Carrier, and an IATA Accredited Cargo Agent.

     A comparison of our truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for fourth quarters 2007 and 2006 is shown below.


Operating Ratios                      4Q07        4Q06        Difference
----------------                    --------     -------     ------------
Truckload Transportation Services     91.9%       89.9%         2.0%
Value Added Services                  95.1        97.6         (2.5)


                                      2007        2006        Difference
                                    --------     -------     ------------
Truckload Transportation Services     91.9%       89.7%         2.2%
Value Added Services                  95.2        97.2         (2.0)


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. The year-over-year change in the Company's reported consolidated operating ratio was 20 basis points higher in third quarter 2007 compared to third quarter 2006 and 140 basis points higher in fourth quarter 2007 compared to fourth quarter 2006. Two-thirds of the 120 basis point increase from third quarter to fourth quarter, or 80 basis points, was due to higher fuel prices. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratios for fourth quarter 2007 and fourth quarter 2006 are 93.5% and 91.3%, respectively, and for 2007 and 2006 are 93.2% and 91.3%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     During fourth quarter 2007, we reached an anticipated settlement agreement with an Internal Revenue Service appeals officer, regarding a significant timing difference between financial reporting and tax reporting for our 2000 to 2004 federal income tax returns. This matter was previously disclosed in our quarterly and annual filings with the Securities and Exchange Commission. During fourth quarter 2007, we accrued in Income Taxes Expense in the Company's income statement the estimated cumulative interest charges, net of income taxes, for the anticipated settlement of this matter, which amounts to $4.0 million, or $.06 per share.

     Our financial position remains strong. We have no debt outstanding at December 31, 2007, after repaying our last $10.0 million of debt in fourth quarter 2007. During fourth quarter 2007, we purchased 1.5 million shares of our stock at an average share price of $17.85 for a total cost of $26.8 million.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                              Quarter         % of        Quarter        % of
                               Ended       Operating       Ended       Operating
                              12/31/07      Revenues      12/31/06      Revenues
                             ----------    ---------     ----------    ---------
Operating revenues             $525,728        100.0       $518,447        100.0
                             ----------    ---------     ----------    ---------
Operating expenses:
   Salaries, wages and
     benefits                   147,192         28.0        148,961         28.7
   Fuel                         117,548         22.4         90,306         17.4
   Supplies and maintenance      39,477          7.5         37,103          7.2
   Taxes and licenses            28,894          5.5         30,127          5.8
   Insurance and claims          23,641          4.5         27,693          5.4
   Depreciation                  41,721          7.9         42,720          8.3
   Rent and purchased
     transportation              90,909         17.3        101,156         19.5
   Communications and
     utilities                    4,846          0.9          4,812          0.9
   Other                         (2,301)        (0.4)        (5,073)        (1.0)
                             ----------    ---------     ----------    ---------
      Total operating
        expenses                491,927         93.6        477,805         92.2
                             ----------    ---------     ----------    ---------
Operating income                 33,801          6.4         40,642          7.8
                             ----------    ---------     ----------    ---------
Other expense (income):
   Interest expense                  57          0.0            854          0.2
   Interest income               (1,000)        (0.2)        (1,112)        (0.2)
   Other                             75          0.0            134          0.0
                             ----------    ---------     ----------    ---------
      Total other expense
        (income)                   (868)        (0.2)          (124)        (0.0)
                             ----------    ---------     ----------    ---------

Income before income taxes       34,669          6.6         40,766          7.8
Income taxes                     19,084          3.6         16,724          3.2
                             ----------    ---------     ----------    ---------
Net income                      $15,585          3.0        $24,042          4.6
                             ==========    =========     ==========    =========
Diluted shares outstanding       71,988                      77,253
                             ==========                  ==========
Diluted earnings per share         $.22                        $.31
                             ==========                  ==========



                                              OPERATING STATISTICS
                                   Quarter Ended                   Quarter Ended
                                      12/31/07       % Change         12/31/06
                                   -------------    ----------     -------------
Trucking revenues, net of
   fuel surcharge (1)                   $369,943         -2.0%          $377,566
Trucking fuel surcharge
   revenues (1)                           90,717         40.3%            64,654
Non-trucking revenues,
   including VAS (1)                      60,528        -16.1%            72,113
Other operating revenues (1)               4,540         10.4%             4,114
                                   -------------                   -------------
     Operating revenues (1)             $525,728          1.4%          $518,447
                                   =============                   =============

Average monthly miles per
   tractor (3)                            10,018          5.2%             9,519
Average revenues per total
   mile (2)                               $1.476         -0.1%            $1.477
Average revenues per loaded
   mile (2)                               $1.707         -0.1%            $1.708
Average percentage of empty
   miles                                   13.53%         0.2%             13.50%
Average trip length in
   miles (loaded)                            550         -4.2%               574
Total miles (loaded and
   empty) (1)(3)                         250,637         -2.0%           255,631
Average tractors in service                8,339         -6.8%             8,951
Average revenues per
   tractor per week (2)(3)                $3,412          5.1%            $3,245
Capital expenditures, net (1)            ($1,210)                       $113,522
Cash flow from operations (1)            $40,799                         $57,276
Return on assets (annualized)               4.6%                            6.7%
Total tractors (at quarter end)
     Company                               7,470                           8,180
     Owner-operator                          780                             820
                                   -------------                   -------------
          Total tractors                   8,250                           9,000

Total trailers (truck and
   intermodal, quarter end)               24,855                          25,200


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3)  Note: 1 more business day in 4Q07 (64) than 4Q06 (63).


                                       INCOME STATEMENT DATA
                             (In thousands, except per share amounts)

                                  Year             % of           Year          % of
                                 Ended           Operating        Ended       Operating
                                12/31/07         Revenues        12/31/06     Revenues
                               ----------        ---------      ----------    ---------
Operating revenues             $2,071,187            100.0      $2,080,555        100.0
                               ----------        ---------      ----------    ---------

Operating expenses:
   Salaries, wages and
     benefits                     598,837             28.9         594,783         28.6
   Fuel                           408,410             19.7         388,710         18.7
   Supplies and maintenance       159,843              7.7         155,304          7.5
   Taxes and licenses             117,170              5.7         117,570          5.7
   Insurance and claims            93,769              4.5          92,580          4.4
   Depreciation                   166,994              8.1         167,516          8.1
   Rent and purchased
     transportation               387,564             18.7         395,660         19.0
   Communications and
     utilities                     20,098              1.0          19,651          0.9
   Other                          (18,015)            (0.9)        (15,720)        (0.8)
                               ----------        ---------      ----------    ---------
      Total operating
        expenses                1,934,670             93.4       1,916,054         92.1
                               ----------        ---------      ----------    ---------
 Operating income                 136,517              6.6         164,501          7.9
                               ----------        ---------      ----------    ---------

Other expense (income):
   Interest expense                 2,977              0.2           1,196          0.1
   Interest income                 (3,989)            (0.2)         (4,407)        (0.2)
   Other                              247              0.0             319          0.0
                               ----------        ---------      ----------    ---------
      Total other expense
        (income)                     (765)             0.0          (2,892)        (0.1)
                               ----------        ---------      ----------    ---------

Income before income taxes        137,282              6.6         167,393          8.0
Income taxes                       61,925              3.0          68,750          3.3
                               ----------        ---------      ----------    ---------
Net income                        $75,357              3.6         $98,643          4.7
                               ==========        =========      ==========    =========

Diluted shares outstanding         74,114                           79,101
                               ==========                       ==========
Diluted earnings per share          $1.02                            $1.25
                               ==========                       ==========


                                                  OPERATING STATISTICS
                                        Year Ended                      Year Ended
                                         12/31/07       % Change         12/31/06
                                      -------------    ----------     -------------
Trucking revenues, net of
   fuel surcharge (1)                    $1,483,164         -1.3%        $1,502,827
Trucking fuel surcharge
   revenues (1)                             301,789          5.2%           286,843
Non-trucking revenues,
   including VAS (1)                        268,388         -3.2%           277,181
Other operating revenues (1)                 17,846         30.2%            13,704
                                      -------------                   -------------
     Operating revenues (1)              $2,071,187         -0.5%        $2,080,555
                                      =============                   =============

Average monthly miles per
   tractor                                    9,888          1.4%             9,756
Average revenues per total
   mile (2)                                  $1.464         -0.1%            $1.466
Average revenues per loaded
   mile (2)                                  $1.692          0.4%            $1.686
Average percentage of empty
   miles                                      13.48%         3.2%             13.06%
Average trip length in
   miles (loaded)                               558         -4.0%               581
Total miles (loaded and
   empty) (1)                             1,012,964         -1.2%         1,025,129
Average tractors in service                   8,537         -2.5%             8,757
Average revenues per
   tractor per week (2)                      $3,341          1.2%            $3,300
Capital expenditures, net (1)               $26,068                        $241,821
Cash flow from operations (1)              $227,985                        $284,065
Return on assets (annualized)                   5.4%                            7.1%
Total tractors (at quarter end)
     Company                                  7,470                           8,180
     Owner-operator                             780                             820
                                      -------------                   -------------
          Total tractors                      8,250                           9,000

Total trailers (truck and
   intermodal, quarter end)                  24,855                          25,200


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                             (In thousands, except share amounts)



                                              12/31/07                  12/31/06
                                            ------------              ------------

ASSETS
Current assets:
   Cash and cash equivalents                     $25,090                   $31,613
   Accounts receivable, trade, less
     allowance of $9,765 and $9,417,
     respectively                                213,496                   232,794
   Other receivables                              14,587                    17,933
   Inventories and supplies                       10,747                    10,850
   Prepaid taxes, licenses and permits            17,045                    18,457
   Current deferred income taxes                  26,702                    25,251
   Other current assets                           21,500                    24,143
                                            ------------              ------------
      Total current assets                       329,167                   361,041
                                            ------------              ------------

Property and equipment                         1,605,445                 1,687,220
Less - accumulated depreciation                  633,504                   590,880
                                            ------------              ------------
      Property and equipment, net                971,941                 1,096,340
                                            ------------              ------------

Other non-current assets                          20,300                    20,792
                                            ------------              ------------
                                              $1,321,408                $1,478,173
                                            ============              ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                              $49,652                   $75,821
   Insurance and claims accruals                  76,189                    73,782
   Accrued payroll                                21,753                    21,344
   Other current liabilities                      19,395                    19,963
                                            ------------              ------------
      Total current liabilities                  166,989                   190,910
                                            ------------              ------------

Long-term debt                                         -                   100,000

Other long-term liabilities                       14,165                       999

Insurance and claims accruals, net of
  current portion                                110,500                    99,500

Deferred income taxes                            196,966                   216,413

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued; 70,373,189
     and 75,339,297 shares outstanding,
     respectively                                    805                       805
   Paid-in capital                               101,024                   105,193
   Retained earnings                             923,411                   862,403
   Accumulated other comprehensive loss             (169)                     (207)
   Treasury stock, at cost;
     10,160,347 and 5,194,239 shares,
     respectively                               (192,283)                  (97,843)
                                            ------------              ------------
      Total stockholders' equity                 832,788                   870,351
                                            ------------              ------------
                                              $1,321,408                $1,478,173
                                            ============              ============


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe, and South America. Werner maintains its global headquarters in Omaha, Nebraska with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled, and flatbed. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, a TSA approved Indirect Air Carrier, and an IATA Accredited Cargo Agent.

     Werner Enterprises' common stock trades on The NASDAQ Global Select
MarketSM  under  the  symbol  WERN.   The  Werner  website  address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.